NEWS RELEASE
                            R&B, Inc.



                                                     Corporate Headquarters:
                                                     R&B, Inc.
                                                     3400 East Walnut Street
                                                     Colmar, Pennsylvania 18915
                                                     Fax: (215) 997-8577

For Further Information Contact:                 Visit our Home Page:
Mathias J. Barton, CFO                           www.dormanproducts.com
(215) 997-1800 x 5132 E-mail:
MBarton@dormanproducts.com



R&B, Inc. Reports Sales and Earnings for the Fourth Quarter and Year Ended December 31, 2005

         Colmar, Pennsylvania (February 23, 2006) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the fourth quarter and year ended December 31, 2005. The Company operates on a fifty-two, fifty-three week period ending on the last Saturday of the calendar year. As a result, fourth quarter 2005 results are for 14 weeks and fiscal 2005 includes 53 weeks while prior year results are for 13 and 52 weeks, respectively.

         Sales increased 14% to $74.5 million from $65.1 million in the same period last year. Net income in the fourth quarter of 2005 was $4.4 million compared to net income of $4.0 million in the same period last year. Diluted earnings per share in the fourth quarter of 2005 increased 9% to $0.24 from $0.22 in the same period last year.

         For the year ended December 31, 2005, sales increased 11% to $278.1 million from $249.5 million in the same period last year. Net income for both the year ended December 31, 2005 and the prior year was $17.1 million. Diluted earnings per share for both the year ended December 31, 2005 and the prior year was $0.93.

         Prior year earnings per share and common stock information have been adjusted to reflect the 2-for-1 stock split that occurred in March of 2005.

         Revenues in 2005 are up primarily as a result of continued growth in new product sales. An additional week's sales in the fourth quarter and year ended December 31, 2005 and the June 2005 acquisition of The Automotive Edge/Hermoff ("Hermoff") also contributed to reported sales growth. These items accounted for 4% and 1% of the sales growth in the fourth quarter and year ended December 31, 2005, respectively. Gross profit margins declined as a result of a continued mix shift to lower margin automotive hard parts.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our double- digit organic sales growth was driven by new products and continued strong levels of customer retention. We remain committed to our strategy of providing innovative new product solutions which are valuable contributors to the success of our customers. Feedback from our recent new product introductions has been encouraging, and our new branding strategy 'DORMAN, NEW SINCE 1918' was well received at AAPEX."

         R&B Inc., is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman automotive parts and hardware are marketed under the OE Solutions(TM), HELP!(R), AutoGrade(TM), First Stop(TM), Conduct-Tite(R), and Pik-A-Nut(R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Item1A - Risk Factors."



                           R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                    14 Weeks        13 Weeks
Fourth Quarter (unaudited)     12/31/05   Pct. 12/25/04     Pct.
Net sales                       $74,492  100.0  $65,109    100.0
Cost of goods sold               49,042   65.8   42,101     64.7
Gross profit                     25,450   34.2   23,008     35.3
Selling, general and
 administrative expenses         17,771   23.9   16,065     24.6
Income from operations            7,679   10.3    6,943     10.7
Interest expense, net               654    0.9      620      1.0
Income before income taxes        7,025    9.4    6,323      9.7
Provision for income taxes        2,643    3.5    2,279      3.5
Net income                      $ 4,382    5.9  $ 4,044      6.2
Earnings per share
     Basic                      $  0.24    -    $  0.23       -
     Diluted                    $  0.24    -    $  0.22       -
Average shares outstanding
     Basic                       17,913    -     17,804       -
     Diluted                     18,394    -     18,424       -


                                    53 Weeks         52 Weeks
Fiscal Year                    12/31/05   Pct.  12/25/04     Pct.
Net sales                      $278,117  100.0  $249,526    100.0
Cost of goods sold              179,253   64.5   157,004     62.9
Gross profit                     98,864   35.5    92,522     37.1
Selling, general and
 administrative expenses         69,088   24.8    62,884     25.2
Income from operations           29,776   10.7    29,638     11.9
Interest expense, net             2,615    0.9     2,853      1.2
Income before income taxes       27,161    9.8    26,785     10.7
Provision for income taxes       10,084    3.7     9,704      3.9
Net income                      $17,077    6.1   $17,081      6.8
Earnings per share
     Basic                      $  0.95    -      $ 0.97       -
     Diluted                    $  0.93    -      $ 0.93       -
Average shares outstanding
     Basic                       17,914    -      17,690       -
     Diluted                     18,437    -      18,368       -


                           R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                 12/31/05            12/25/04
Assets:
Cash and short term investments  $  2,944            $  7,152
Accounts receivable                64,778              60,962
Inventories                        75,535              61,436
Prepaid expenses and other         11,105              10,026
Total current assets              154,362             139,576
Property & equipment               27,473              25,698
Goodwill                           29,617              29,410
Other assets                          704                 720
Total assets                     $212,156            $195,404

Liability & Shareholders' Equity:
Current portion of long-term debt$  8,571            $  9,045
Accounts payable                   14,739              15,599
Accrued expenses and other         15,240              13,347
Total current liabilities          38,550              37,991
Long-term debt and other           27,869              25,714
Deferred income taxes               7,195               6,472
Shareholders' equity              138,542             125,227
Total Liabilities and Equity     $212,156            $195,404


Selected Cash Flow Information:
(in thousands)            Quarter Ended(unaudited)      Year Ended
                         ------------------------       ----------
                          12/31/05     12/25/04     12/31/05  12/25/04
Depreciation and
amortization               $ 1,580      $1,157      $  5,774   $ 4,545
Capital Expenditures       $ 1,698      $3,578      $  7,220   $12,801